Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

CLEARLAKE PRIVATE MARKETS FUND

This Certificate of Trust of Clearlake Private Markets Fund (the “Trust”) is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.	Name. The name of the trust formed hereby is Clearlake Private Markets Fund.

2.

Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3.	Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act on this 2nd day of April, 2026.

/s/ Fred Ebrahemi
Name: Fred Ebrahemi
Title: Trustee